Exhibit 10.1

January 28, 2021

Dan DAgostino

[Omitted]

Re:	Separation Agreement and Release

Dear Dan:

As we have discussed with you, your employment with Nephros, Inc. (“Nephros”) will terminate effective today January 28, 2021 and you will be paid in full through the January 31, 2021 pay cycle. While we are not required to do so, we are willing to offer separation pay to assist you with your transition as described in this letter. The purpose of this Separation Agreement and Release letter (“Agreement”) is to set forth the specific separation pay that Nephros will provide you in exchange for your agreement to the terms and conditions of this Agreement. If you wish to accept this offer, you must sign this Agreement on or after the Separation Date, but before the Expiration Date set forth at the end of this Agreement.

By your signature below, you agree to the following terms and conditions:

1. End of Employment.

a. Your employment with Nephros ended effective January 28, 2021 (the “Separation Date”).

b. Upon your receipt of your final paycheck, which includes payment for services for the final payroll period through the Separation Date, you will have received all wages, commissions, and payments owed to you by virtue of your employment with Nephros or termination thereof.

c. If applicable, the COBRA period for continuation of your insurance coverage under Nephros’ group plans will begin on the first day of the month immediately following the Separation Date. If applicable, the information regarding your right to elect COBRA coverage will be sent to you via separate letter.

d. You are not eligible for any other payments or benefits by virtue of your employment with Nephros or termination thereof except for those expressly described in this Agreement. You will receive the payments described in this Section 1 whether or not you sign this Agreement. You will not receive the separation pay described in Section 2 of this Agreement if (i) you do not sign this Agreement, (ii) pursuant to Section 5 below, you rescind your release of claims and Nephros then elects to void the Agreement, or (iii) you violate any of the terms and conditions set forth in this Agreement.

2. Separation Pay. Specifically in consideration of your signing this Agreement and subject to the limitations, obligations, and other provisions contained in this Agreement, Nephros agrees to pay you a lump sum of $20,000.00, less applicable payroll taxes, deductions, and withholding, to be paid within ten (10) business days after the expiration of the rescission period described in Section 5 below, provided that you have duly executed and delivered to Nephros this Agreement and the Agreement has not been rescinded (in whole or in part) and has become irrevocable. The payment described in this Section 2 will be considered timely if placed in the U.S. Mail, postage prepaid, and postmarked on the date payment is due. If the date payment would be due falls on a weekend or holiday, payment will be considered timely if it is placed in the U.S. Mail, postage prepaid, on the next business day following the weekend or holiday.

3. Release of Claims. Specifically in consideration of the separation pay described in Section 2, and to which you would not otherwise be entitled, by signing this Agreement you, for yourself and anyone who has or obtains legal rights or claims through you, agree to the following:

a. Except as to claims that cannot be released under applicable law, you hereby do release and forever discharge the “Released Parties” (as defined in Section 3.e. below) of and from any and all manner of claims, demands, actions, causes of action, administrative claims, liability, damages, claims for punitive or liquidated damages, claims for attorney’s fees, costs and disbursements, individual or class action claims, or demands of any kind whatsoever, you have or might have against them or any of them, whether known or unknown, in law or equity, contract or tort, arising out of or in connection with your employment with Nephros, or the termination of that employment, or otherwise, and however originating or existing, from the beginning of time through the date of your signing this Agreement.

b. This release includes, without limiting the generality of the foregoing, any claims you may have for any of the following:

●	wages, bonuses, incentive payments or awards, commissions, penalties, deferred compensation, equity or ownership interest (including options), vacation, sick, and/or PTO pay, separation pay and/or benefits;
●	defamation of any kind including, but not limited to, libel, slander, invasion of privacy, negligence, emotional distress, breach of express, implied or oral contract, estoppel, fraud, intentional or negligent misrepresentation, breach of any implied covenants, wrongful prosecution, assault or battery, negligent hiring, supervision or retention;
●	wrongful discharge (based on contract, common law, or statute, including any federal, state or local statute or ordinance prohibiting discrimination or retaliation in employment);
●	violation of any of the following:

○	the United States Constitution,
○	the New York Human Rights Law, N.Y. Exec. Law Art. 15, § 290, et seq., the New York Labor Law, N.Y. Lab. Law Art. 6, § 190, et seq., the New York Law on Equal Pay, New York Lab. Law, Art. 6, § 194, the New York Labor Law, N.Y. Lab. Law Art. 6, § 194-A, N.Y. Lab. Law § 740, the New York State Worker Adjustment and Retraining Notification Act, N.Y. Lab. Law Art. 25-A, § 860, et seq., the New York Civil Rights Law, N.Y. Civ. Rights Law Art. 4, § 40, et seq., the New York Workers’ Compensation Law, N.Y. Work. Comp. Law Art. 7, §§ 120, 125, the New York Correction Law, N.Y. Correct. Law Art. 23A, § 750, et seq., the New York Paid Family Leave Benefit Law, the New York Coronavirus emergency Paid Sick Leave Law, the New York City Administrative Code, N.Y.C. Admin. Code §§ 20-911 to 20-924, the New York Civil Rights Law, N.Y. Civ. Rights Law §§ 40 to 21, the New York City Human Rights Law, N.Y.C. Admin. Code Title 8, § 8-101, et seq., § 14-151, the New York City Earned Sick Leave Law, N.Y.C. Admin. Code Title 20, § 20-911, et seq.,
○	Title VII of the Civil Rights Act, 42 U.S.C. § 2000e et seq.,
○	the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq.,
○	the Older Workers Benefit Protection Act, 29 U.S.C. § 623 et seq.,
○	the Equal Pay Act,
○	the Uniformed Services Employment and Reemployment Act,

○	Civil Rights Act of 1866, 42 U.S.C. § 1981,
○	Civil Rights Act of 1991, 42 U.S.C. § 1981a,
○	the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq.,
○	the Genetic Information Nondiscrimination Act of 2008,
○	the Employee Retirement Income Security Act of 1976, 29 U.S.C. § 1001 et seq.,
○	the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq.,
○	the Families First Coronavirus Response Act,
○	the National Labor Relations Act, 29 U.S.C. § 151 et seq.,
○	the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq.,
○	the Fair Credit Reporting Act, 15 U.S.C. §§ 1681 et seq.,
○	the Sarbanes-Oxley Act, 15 U.S.C. § 7201 et seq., or
○	any other federal, state or local statute prohibiting harassment or discrimination in employment or granting rights to you arising out of the employment relationship with Nephros or termination thereof,

●	any claim under any federal, state, or local Coronavirus/COVID-19 pandemic relief law;
●	any claim under any wage theft, paid or unpaid leave of absence, or under any sick leave law;
●	any claim for retaliation; and
●	any claim for discrimination or harassment based on age, color, creed, disability, marital status, familial status, military status, national origin (including ancestry), citizenship status, predisposing genetic characteristics, race, sex, gender (including gender identity or expression), sexual orientation (including actual or perceived heterosexuality, homosexuality, bisexuality and asexuality), pregnancy-related conditions, prior arrest or conviction record, domestic violence victim status, and any other characteristics protected by law.

You hereby waive any and all relief not provided for in this Agreement. You understand and agree that, by signing this Agreement, you waive and release any claim to employment with the Released Parties.

c. If you file, or have filed on your behalf, a charge, complaint, or action, you agree that the separation pay described above in Section 2 is in complete satisfaction of any and all claims in connection with such charge, complaint, or action and you waive, and agree not to take, any award of money or other damages from such charge, complaint, or action. Notwithstanding the foregoing, you do not waive your right to receive and retain a monetary award from a government-administered whistleblower award program for providing information directly to a governmental agency.

d. You are not, by signing this Agreement, releasing or waiving (1) any vested interest you may have in any employee pension benefit plan (as defined in ERISA Section 3(2)) by virtue of your employment with Nephros, (2) any rights or claims that may arise after the Agreement is signed, (3) the post-employment separation pay specifically promised to you in Section 2 of this Agreement, (4) the right to institute legal action for the purpose of enforcing the provisions of this Agreement, (5) the right to apply for unemployment compensation benefits, (6) any right you have to workers’ compensation benefits, (7) any rights you have under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), (8) the right to file a charge or complaint with a governmental agency such as the Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”), the Occupational Safety and Health Administration (“OSHA”), the Securities and Exchange Commission (“SEC”), , the New York State Division of Human Rights, the New York City Commission on Human Rights, or any other federal, state or local governmental agency, subject to Section 3(c) above, or (9) the right to communicate with, testify, assist, or participate in an investigation, hearing, or proceeding conducted by, the EEOC, NLRB, OSHA, SEC, or other governmental agency.

e. The “Released Parties,” as used in this Agreement, means Nephros and any related and affiliated entities, and its and their present and former officers, directors, shareholders, members, governors, trustees, employees, agents, attorneys, insurers, representatives and consultants, and the successors and assigns of each, whether in their individual or official capacities, and the current and former trustees or administrators of any pension or other benefit plan applicable to the employees or former employees of the above-described entities, in their official and individual capacities.

4. Notice of Right to Consult Attorney and Twenty-One (21) Calendar Day Consideration Period. By signing this Agreement, you acknowledge and agree that Nephros has informed you by this Agreement that (a) you have the right to consult with an attorney of your choice prior to signing this Agreement and Nephros encourages you to do so, and (b) you are entitled to twenty-one (21) calendar days from your receipt of this Agreement to consider whether the terms are acceptable to you. Nephros encourages you to use the full 21-day period to consider this Agreement but you have the right, if you choose, to sign this Agreement prior to the expiration of the 21-day period. Changes to this Agreement, whether or not material, will not restart or extend this 21-day consideration period.

5. Notice of Right to Rescind. The release of claims in Section 3 of this Agreement includes, among other things, the release of any claims you have or may have under the federal Age Discrimination in Employment Act. You are hereby notified that, if you sign this Agreement, you will have seven (7) calendar days from the date you sign (not counting the date you sign) to rescind (revoke) your release of your federal Age Discrimination in Employment Act claims. In order to be effective, the rescission must:

a. Be in writing; and

b. Delivered to Andy Astor via email (andy@nephros.com) and by hand or mail within the required period to 380 Lackawanna Place, South Orange, NJ 07079; and

c. If delivered by mail, the rescission must be postmarked within the required period, properly addressed to Andy Astor, as set forth above, and sent by certified mail, return receipt requested.

If you rescind any part of this Agreement in accordance with this Section 5, Nephros will have the right to void this Agreement by giving you written notice within ten (10) calendar days after Nephros’ receipt of your rescission notice. If Nephros exercises its right to void the Agreement, then you will not receive or be entitled to the separation pay described in Section 2.

6. Return of Property. You acknowledge and agree that all documents and materials relating to the business of, or the services provided by, Nephros are the sole property of Nephros. You further agree and represent that you have returned to Nephros all of its property, including but not limited to, all customer and employee records and other documents and materials, whether on computer disc, hard drive or other form, and all copies thereof, within your possession or control, which in any manner relate to the business of, or the duties and services you performed on behalf of Nephros. In addition, if you have used any personal computer, server, or email system (including, but not limited to, computers, Blackberries, PDA’s, cell phones, iPhones, iPads, Smartphones, tablets, etc.) to receive, store, review, prepare or transmit any Nephros information, including but not limited to confidential and/or proprietary information (as defined in Section 7 below), you agree to provide Nephros a computer-useable copy of all such confidential and/or proprietary information and then permanently delete such information from those systems unless deleting the information would conflict with an applicable litigation hold notice, in which case you agree to sequester the information and promptly notify Andy Astor. You represent that you have fully complied with your obligations in this Section and agree to provide Nephros access to your system(s) as reasonably requested to verify that the necessary copying and deletion is completed.

7. Confidential and Proprietary Information. You have had access in your employment with Nephros to confidential and proprietary information of Nephros and agree that the release or disclosure of any confidential or proprietary information of Nephros will cause Nephros irreparable injury. You acknowledge that you have not used or disclosed (other than for Nephros’ sole benefit during your employment with Nephros), and agree that you will not at any time use or disclose, to any other entity or person, directly or indirectly, any confidential or proprietary information of Nephros. For purposes of this Agreement, the term “confidential or proprietary information” will include, but not be limited to, customer lists and information pertaining to such lists; contact lists; and information about the personal or business affairs of Nephros and/or Nephros’ customers, employees, or vendors.

8. Confidentiality and Nondisparagement.

a. You promise and agree not to discuss or disclose, directly or indirectly, in any manner whatsoever, any information regarding either (i) the contents and terms of this Agreement, or (ii) the substance and/or nature of any dispute between Nephros and any employee or former employee, including you. You agree that the only people with whom you may discuss this confidential information are your legal and financial advisors and your spouse, if applicable, provided they agree to keep the information confidential, or as required by law.

b. You promise and agree not to make or induce any other person to make derogatory or disparaging statements (whether or not you believe the statements to be true) of any kind, oral or written, regarding the Released Parties (as defined in Section 3.e.) to any person or organization whatsoever. As additional consideration for you signing this Agreement, Nephros agrees that the Company’s board of directors and its executive officers (“Restricted Parties”), promise and agree not to make or induce any other person to make derogatory or disparaging statements (whether or not they believe the statements to be true) of any kind, oral or written, regarding you.

c. Provided, however, that nothing in this Section or elsewhere in this Agreement will limit your right or the Restricted Parties’ right to give truthful testimony or information to a court or governmental agency or to testify, assist, or participate in an investigation, hearing or proceeding conducted by a governmental agency. Furthermore, pursuant to the federal Defend Trade Secrets Act of 2016 (“DTSA”), an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or where the disclosure of a trade secret is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Under the DTSA, if an individual files a lawsuit for retaliation by an employer for reporting a suspected violation of law, the individual may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding if the individual (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order.

d. Additionally, nothing in this Section or elsewhere in this Agreement will limit your right or the Restricted Parties’ right to disclose the factual foundation relating to a claim of unlawful discrimination, retaliation, or harassment, and nothing in this Agreement should be construed as concealing such details or preventing you from disclosing such details as warranted by applicable law.

9. Cooperation. In further consideration for the separation pay described in this Agreement (and at no additional cost to Nephros), you agree you will, at Nephros’ request and upon reasonable notice:

a. Answer Nephros’ business-related inquiries within your knowledge and related to your employment with Nephros.

b. Provide assistance to and fully cooperate with Nephros in connection with any claim, investigation, dispute, litigation, or proceeding arising out of matters within your knowledge and related to your employment with Nephros. Your cooperation will include, but not be limited to, providing truthful information, declarations, and/or statements to Nephros, meeting with attorneys or other representatives of Nephros, preparing for and giving depositions or testimony, and participating in mediation and settlement conferences. Notwithstanding the foregoing, nothing in this Agreement will be construed to prevent you from testifying truthfully and completely at an administrative hearing, a deposition, or in court in response to a lawful subpoena or as otherwise required by law, in any litigation or proceeding. You agree to promptly notify Nephros as immediately as possible if you are subpoenaed or otherwise required or asked to testify in any proceeding involving Nephros so it has sufficient time to move to quash or otherwise lawfully prevent such testimony.

10. Remedies. If you breach any term of this Agreement, Nephros will be entitled to its available legal and equitable remedies.

11. Non-Admission. It is expressly understood that this Agreement does not constitute, nor will it be construed as, an admission by Nephros or you of any liability or unlawful conduct whatsoever. You and Nephros specifically deny any liability or unlawful conduct. By signing this Agreement, you acknowledge that you are not aware, to the best of your knowledge, of any conduct, on your part or on the part of another employee at Nephros, that violated the law or otherwise exposed Nephros to any liability, whether criminal or civil, and whether to any government, individual or other entity. Further, you acknowledge that you are not aware of any material violations by Nephros and/or its officers, administrators, directors, agents, attorneys, or employees of any statute, regulation or other rules that have not been addressed by Nephros through appropriate compliance and/or corrective action.

12. Successors and Assigns. This Agreement is personal to you and may not be assigned by you without the written agreement of Nephros. The rights and obligations of this Agreement will inure to the successors and assigns of Nephros.

13. Enforceability. If a court finds any term of this Agreement to be invalid, unenforceable, or void, the parties agree that the court will modify such term to make it enforceable to the maximum extent possible. If the term cannot be modified, the parties agree that the term will be severed and all other terms of this Agreement will remain in effect.

14. Law Governing. This Agreement will be governed and construed in accordance with the laws of the State of New York.

15. Code Section 409A. It is intended that any amounts payable under this Agreement will be exempt from or comply with the applicable requirements, if any, of Section 409A of the Internal Revenue Code of 1986, as amended, and the notices, regulations and other guidance of general applicability issued thereunder (“Code Section 409A”), and this Agreement will be interpreted in a manner that will preclude the imposition of additional taxes and interest imposed under Code Section 409A. In all cases, for purposes of compliance with Code Section 409A, “termination of employment” will have the same meaning as “separation from service” as defined in Code Section 409A. In no event whatsoever will Nephros be liable for any additional tax, interest, or penalty that may be imposed on you by Code Section 409A or damages for failing to comply with Code Section 409A.

16. Full Agreement. This Agreement contains the full agreement between you and Nephros and may not be modified, altered, or changed in any way except by written agreement signed by both parties. The parties agree that this Agreement supersedes and terminates any and all other written and oral agreements and understandings between the parties. Notwithstanding the foregoing, if you have previously signed an agreement or agreements with Nephros containing confidentiality, trade secret, noncompetition, nonsolicitation, inventions, and/or similar provisions, your obligations under such agreement(s) will continue in full force and effect according to their terms and will survive the termination of your employment.

17. Acknowledgment of Reading and Understanding. By signing this Agreement, you acknowledge that you have read this Agreement, including the release of claims contained in Section 3, and understand that the release of claims is a full and final release of all claims you may have against Nephros and the other entities and individuals covered by the release. By signing, you also acknowledge and agree that you have entered into this Agreement knowingly and voluntarily.

18. Expiration of Offer. The soonest you may sign this Agreement is on the Separation Date; you may not sign this Agreement before the Separation Date. The offer contained in this Agreement will automatically expire at midnight on the twenty-first (21st) calendar day after you receive it not counting the date of receipt (the “Expiration Date”). After you have reviewed this Agreement and obtained whatever advice and counsel you consider appropriate regarding it, you should evidence your agreement to the terms of this Agreement by dating and signing it no later than the Expiration Date. After you sign the Agreement, you should promptly return it to me. You should keep a copy for your records. If you do not sign this Agreement by the Expiration Date and promptly return it to Andy Astor, then the offer contained in this Agreement will automatically be revoked and you will not receive or be entitled to the separation pay described in Section 2 of the Agreement.

Thank you for your service to Nephros. We wish you well in your future endeavors.

Sincerely,

/s/ Andy Astor

Andy Astor

CEO

ACKNOWLEDGMENT AND SIGNATURE

By signing below, I, Dan DAgostino acknowledge and agree to all of the following:

●	I have had adequate time to consider whether to sign this Separation Agreement and Release.
●	I have read this Separation Agreement and Release carefully.
●	I understand and agree to all of the terms of the Separation Agreement and Release.
●	I am knowingly and voluntarily releasing my claims against Nephros and the other persons and entities defined as the Released Parties.
●	I have not, in signing this Agreement, relied upon any statements or explanations made by Nephros except as for those specifically set forth in this Separation Agreement and Release.
●	I intend this Separation Agreement and Release to be legally binding.
●	I am signing this Separation Agreement and Release on or after my last day of employment with Nephros.

Date I received this Separation Agreement and Release:	January 28, 2021.

Accepted this 11 day of February, 2021.

/s/ Dan DAgostino
Dan DAgostino